Exhibit 10.3

PERSONAL AND CONFIDENTIAL

Eva Boratto

Re: Sign-on Bonus Reimbursement Agreement

Dear Eva,

This Sign-on Bonus Reimbursement Agreement (“Agreement”) is between Cencora, Inc. (the “Company”) and Eva Boratto (“Executive”). As an inducement for Executive to join the Company in the role of Executive Vice President and Chief Financial Officer, the Company agrees to provide Executive with a sign-on bonus in order to encourage Executive’s employment with the Company, subject to the terms and conditions stated below.

Executive acknowledges that this Agreement supplements and does not supersede that certain Employment Agreement, entered into by and between the Company and Executive in connection with the commencement of Executive’s employment with the Company (the “Employment Agreement”), effective as of the “Effective Date” (as defined in the Employment Agreement and referred to as the “Start Date” herein); provided that this Agreement will only be effective once the Employment Agreement becomes effective on the Effective Date.

(1)	PAYMENT; REPAYMENT OBLIGATION.

(a)	Payment of Sign-On Bonus. If Executive (i) timely executes and returns this Agreement and the Employment Agreement to the Company, (ii) commences employment with the Company on the Start Date, and (iii) complies with and continues to comply with Executive’s obligations under the Employment Agreement, within 45 days following the Start Date, Executive will be paid a one-time sign-on cash bonus in the amount of $2,000,000 (the “Sign-on Bonus”), subject to the terms and conditions described in this Agreement (including the repayment obligation set forth in subsection (b) below). If any of the events set forth in clauses (i) through (iii) of Section 1(b) occur prior to the date on which the Sign-on Bonus is paid to Executive, then the Sign-on Bonus shall be forfeited and the Company shall cease to have any further obligations under this Agreement.

(b)	Repayment Obligation. In the event that (i) Executive resigns employment with the Company other than on account of Executive’s death or Disability (as defined in the Employment Agreement); (ii) Executive breaches any material obligation under the Employment Agreement; or (iii) the Company terminates the employment of Executive for Cause (as defined in the Employment Agreement), in any case prior to the applicable date listed in the “Termination Date” column of the following table, Executive shall be required to pay the portion of the Sign-on Bonus set forth in the “Portion of Sign-on Bonus Subject to Executive’s Repayment Obligation” column of the following table:

Termination Date	Portion of Sign-on Bonus Subject to Executive’s Repayment Obligation
Within the first 90 days of the Start Date	100%
On or after the 91st day following the Start Date and on or before the 180th day following the Start Date	75%
On or after the 181st day following the Start Date and on or before the 270th day following the Start Date	50%
On or after the 271st day following the Start Date and on or before the 300th day following the Start Date	25%
On or after the 301st day following the Start Date and on or before the 365th day following the Start Date	10%
After the first anniversary of the Start Date	0%

(c)	Acknowledgements. The Company and Executive acknowledge and agree that no portion of the Sign-on Bonus will be subject to the foregoing repayment obligation (i) if Executive’s employment is terminated by the Company without Cause at any time or (ii) Executive remains employed through the first anniversary of the Start Date and Executive’s employment is terminated for any reason after the first anniversary of the Start Date.

(d)	In the event Executive becomes obligated to repay any portion of the Sign-on Bonus in accordance with Section 1(b), such amount shall be repaid on an after-tax basis, net of any taxes that the Company has withheld or Executive may have previously paid on such amount.

(2)	Tax Withholding. All payments under this Agreement are subject to applicable tax withholding.

(3)	Executive Acknowledgment. Executive acknowledges and represents that by executing this Agreement and the Employment Agreement and by performing Executive’s obligations under the Employment Agreement, Executive will not breach or be in conflict with any other agreement to which Executive is a party or is bound, and that Executive is not subject to any covenants against competition or similar covenants that would affect the performance of his obligations for the Company or any of its affiliates.

(4)	Section 409A. This Agreement is intended to comply with, or be exempt from, section 409A of the Internal Revenue Code of 1986, as amended, and its corresponding regulations (“Section 409A”). In no event may Executive, directly or indirectly, designate the calendar year of a payment. If any amounts payable under this Agreement would be subject to any penalty tax by reason of the application of Section 409A, the Company will use commercially reasonable efforts to take such reasonable steps as it may determine to be necessary or desirable to ensure that such amounts are not subject to such penalty tax. However, any such tax under Section 409A is ultimately Executive’s responsibility.

(5)	Entire Agreement, Amendments and Waiver. This Agreement constitutes the entire agreement between the Company and Executive concerning its subject matter and it supersedes all prior oral and written agreements, arrangements, understandings, warranties, representations, and statements between the parties concerning its subject matter; provided that the Employment Agreement and any other covenant, non-disclosure agreement or confidentiality agreement is still in full force and effect. This Agreement may be amended only by agreement of the parties set forth in writing.

(6)	Governing Law. This Agreement shall be governed in all respects by the laws of the State of Delaware, excluding any conflict-of-law rule or principle that might refer to the laws of another jurisdiction. Any disputes under this Agreement will be adjudicated according to the dispute resolution provisions of the Employment Agreement, including Section 13(e) thereof.

(7)	Miscellaneous.

(a)	Executive’s rights and interests under this Agreement may not be assigned or transferred in whole or in part either directly or by operation of law or otherwise (except in an event of Executive’s death), including, but not limited to, by way of execution, levy, garnishment, attachment, pledge, bankruptcy or in any other manner, and Executive’s rights or interests under this Agreement shall not be subject to any obligation or liability of other than any obligations or liabilities owed by Executive to the Company.

(b)	This Agreement may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, and such counterparts will together constitute but one Agreement. Delivery of an executed counterpart of this Agreement by .pdf, DocuSign or other electronic transmission shall be effective as delivery of a manually executed counterpart hereof.

(c)	Any notices delivered under this Agreement shall be delivered pursuant to Section 13(b) of the Employment Agreement.

[signature page follows]

If this letter correctly sets forth our agreement on the subject matter hereof, please sign and return to the Company the enclosed copy of this letter which will then constitute our agreement on this subject.

Very truly yours,

CENCORA, INC.

/s/ Silvana Battaglia
By:	Silvana Battaglia
Title:	Executive Vice President and Chief Human Resources Officer

AGREED AND ACKNOWLEDGED:

/s/ Eva Boratto	Date:	May 23, 2026

Eva Boratto